Exhibit 99.1

NEWS RELEASE December 10, 2007

Media Contact:

Kirstie Burden, Overstock.com, Inc.

+1 (801) 947-3172

kburden@overstock.com

Investor Contact:

Kevin Moon, Overstock.com, Inc.

+1 (801) 947-3282

kmoon@overstock.com

Overstock.com Comments on Patrick Byrne’s CNBC Interview

SALT LAKE CITY (December 10, 2007) — Overstock.com, Inc. (Nasdaq: OSTK) Chairman and CEO Dr. Patrick Byrne appeared on CNBC’s Closing Bell this past Friday and provided an update on the Company’s current quarter. “We are having a pretty nice Christmas,” he said during the interview where he mentioned that the company’s gross bookings had increased thus far during Q4 by approximately 10% over last year’s Q4 due to an increase in the order size of the average transaction.

Byrne also suggested that the company’s gross margins would be lower than they have been in recent quarters due to aggressive sales promotions and discounting. Byrne said that he expects Q4 GAAP net income to be between -1% and +1% of revenue and EBITDA to be between $5 and $10 million. He said that he believes the company will generate $50 to $60 million in operating cash flows in Q4 and that the company plans to expand the business internationally. “Next year we have an initiative to open up Canada and a couple countries in Europe.”

About Overstock.com

Overstock.com, Inc. is an online “closeout” retailer offering discount, brand-name merchandise for sale over the Internet.  The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel.  Overstock.com, headquartered in Salt Lake City, is a publicly traded company listed on the NASDAQ Global Market System and can be found online at http://www.overstock.com.

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Overstock.com® is a registered trademark of Overstock.com, Inc.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding the Company’s Q4 2007 results and future international expansion. Our Form 10-K for the year ended December 31, 2006, our subsequent quarterly reports on Form 10-Q, and our other subsequent filings with the Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates or forward-looking statements.